Exhibit 99.1

THE VITA COCO COMPANY REPORTS THIRD QUARTER 2023 FINANCIAL RESULTS

Third Quarter Net Sales Increased 11% to $138MM; Year-To-Date Net Sales Grew 15%

Third Quarter Gross Margin of 41%, an Improvement of Over 1,400 Basis Points Over 2022

Company Raises Full Year Net Sales and Adjusted EBITDA(1) Guidance

Company Announces $40MM Share Repurchase Program

NEW YORK, October 31, 2023(GLOBE NEWSWIRE) - - The Vita Coco Company, Inc. (NASDAQ: COCO) (“Vita Coco” or the "Company”), a leading high-growth platform of better-for-you beverage brands, today announced financial results for the third quarter ended September 30, 2023.

Third Quarter 2023 Highlights Compared to Prior-Year Period

•Net sales grew by 11% to $138 million driven by strong 8% net sales growth and 5% volume growth of Vita Coco Coconut Water which continues to be the largest contributor to growth on a consolidated basis.

•Gross profit was $56 million, or 41% of net sales, an increase of $24 million as compared to 26% of net sales in the prior-year period with the improvement driven by lower year-over-year transportation costs, net sales growth and higher Vita Coco Coconut Water pricing.

•Net income was $15 million, or $0.26 per diluted share, compared to $7 million, or $0.13 per diluted share. Net income benefited from strong net sales growth and gross margin improvement resulting primarily from decreased transportation costs, partially offset by increased investments in sales, general and administrative ("SG&A") and a mark-to-market adjustment in foreign currency hedges.

•Non-GAAP Adjusted EBITDA1 was $27 million, compared to $12 million in the prior-year period, up $15 million due to improvements in gross profit partially offset by increased SG&A spending.

2023 Year-To-Date Highlights Compared to Prior-Year Period

•Net sales grew 15% to $387 million driven by strong 16% net sales growth and 13% volume growth of Vita Coco Coconut Water which continues to be the largest contributor to growth on a consolidated basis.

•Gross profit was $141 million, or 36% of net sales, an increase of $60 million as compared to 24% of net sales in the prior-year period, with the increase driven primarily by lower year-over-year transportation costs, net sales growth and increased Vita Coco Coconut Water pricing.

•Net income was $40 million, or $0.68 per diluted share, compared to $11 million, or $0.19 per diluted share, in the prior-year period with the increase driven by strong net sales growth and gross margin improvement resulting primarily from decreased transportation costs, partially offset by increased investments in SG&A, a mark-to-market adjustment in foreign currency hedges, and increased tax expense.

•Non-GAAP Adjusted EBITDA1 was $60 million, compared to $16 million in the prior-year period due to improvements in gross profit partially offset by increased SG&A spending.

Michael Kirban, the Company's Co-Founder and Executive Chairman, stated, "I am very proud of our team and its continued strong performance this year. We have delivered another strong quarter and we believe that our focus on expanding consumption occasions for coconut water is contributing to strong volume performance for our flagship Vita Coco Coconut Water brand. The organization's ability to drive incredible volume growth while continuing to improve profitability and cash generation at the same time is something that every member of the team should be proud of."

Martin Roper, the Company’s Chief Executive Officer, said, “We are extremely pleased with this quarter's results with 11% net sales growth and Adjusted EBITDA1 of $27 million. Gross margins for the quarter exceeded our expectations due to better than expected price realization across our business, and the stabilization of our transportation costs. We are raising our full year net sales and Adjusted EBITDA1 guidance based on the strong third quarter and an updated view on fourth quarter shipments and product mix. We remain focused on investments to support the health of our brands and drive sustainable long term growth."

Third Quarter 2023 Consolidated Results

Net sales increased $14 million, or 11%, to $138 million for the third quarter ended September 30, 2023, compared to $124 million for the third quarter ended September 30, 2022. The increase in net sales was driven by increased case equivalent ("CE") volumes coupled with some benefits from net pricing actions on branded products partially offset by price/mix of private label products.

Improved gross margins and gross profit versus prior-year resulted from the reduction of transportation costs coupled with increased branded pricing and increased sales volumes. Gross profit was $56 million for the third quarter of 2023, which was an increase of $24 million compared to the same prior-year period. Gross margin of 41% in the third quarter represented a sequential improvement of over 400 basis points from the second quarter of 2023, and an increase of greater than 1400 basis points from 26% in the same prior-year period.

SG&A expenses in the third quarter of 2023 were $33 million, compared to $24 million in the prior-year period. The increase was largely due to investments in marketing expenses and higher personnel related expenses.

Net income was $15 million, or $0.26 per diluted share, for the third quarter of 2023, compared to $7 million, or $0.13 per diluted share in the third quarter of 2022. Net income benefited from strong gross profit, partially offset by increased SG&A investments, a non-cash mark-to-market loss in the fair value of foreign currency hedges of $4 million versus a gain of $1 million last year and by an increase in tax expense of $2 million.

Non- GAAP Adjusted EBITDA1 for the third quarter of 2023 was $27 million, compared to $12 million in the prior-year period. The increase in Adjusted EBITDA1 was primarily driven by strong net sales growth and gross margin improvement resulting primarily from decreased transportation costs and improved branded pricing, partially offset by increased investments in SG&A.

Balance Sheet

As of September 30, 2023, the Company had cash and cash equivalents of $95 million and no debt under its revolving credit facility, compared to $20 million and no debt, as of December 31, 2022. The increase in net cash was driven by improved net income performance and reductions in working capital. On September 30, 2023, there were 56,756,005 shares of common stock outstanding.

On October 30, 2023, the Company's Board of Directors approved a share repurchase program ("Program") authorizing the Company to repurchase up to $40 million of the Company's common stock. Shares of common stock may be repurchased under the Program from time to time through open market purchases, block trades, private transactions or accelerated or other structured share repurchase programs.

Fiscal Year 2023 Full Year Outlook

The Company is updating its previously communicated full year 2023 guidance:

•Expect net sales growth of approximately 13-15% compared to fiscal year 2022 [previously 10-12%], based on mid teens Vita Coco Coconut Water growth and strength in private label resulting from expanded distribution with new and existing customers, plus our revised expectation of retaining the majority of a key customer's private label coconut water business.
•Full year gross margins in the range of 35% to 37% [no change] benefiting from improved transportation costs and branded pricing, partially offset by expected private label price/mix impacts.
•Forecast Adjusted EBITDA2 in the range of $64-67 million [previously $56-60 million] reflecting full year net sales growth and gross margin improvement offset by increased investment in SG&A to support the long term growth of the company.

Management to provide an update on its private label business and outlook during the earnings conference call later today.

Footnotes:
(1)Adjusted EBITDA represents earnings before interest, taxes, depreciation, and amortization, as adjusted for certain items as set forth in the reconciliation table of U.S. GAAP to non-GAAP information and is a measure calculated and presented on the basis of methodologies other than in accordance with GAAP. Please refer to the Use of Non-GAAP Financial Information herein for further discussion and reconciliation of this measure to GAAP measures.
(2) GAAP Net Income 2023 outlook is not provided due to the inherent difficulty in quantifying certain amounts due to a variety of factors, including the unpredictability in the movement in foreign currency rates, as well as future charges or reversals outside of the normal course of business.

Conference Call and Webcast Details

The Vita Coco Company will host a conference call and webcast at 8:30 a.m. ET today to discuss these results. To participate in the live earnings call and question and answer session, please register at https://register.vevent.com/register/BI1c04615dffc74402a2b94fb894e2f2b6 and dial-in information will be provided directly to you. A slide presentation to support the webcast, and the live audio webcast will be accessible in the “Events” section of the Company’s Investor Relations website at https://investors.thevitacococompany.com. An archived replay of the webcast will be available shortly after the live event has concluded.

About The Vita Coco Company

The Vita Coco Company was co-founded in 2004 by Chairman Michael Kirban and Ira Liran. Pioneers in the functional beverage category, The Vita Coco Company’s brands include the leading coconut water, Vita Coco; clean energy drink, Runa; sustainable enhanced water, Ever & Ever; and protein-infused water, PWR LIFT. With its ability to harness the power of people and plants, and balance purpose and profit, The Vita Coco Company has created a modern beverage platform built for current and future generations.

The company is a Public Benefit Corporation in Delaware and is a Certified B Corporation.™

Contacts
Investor Relations:

ICR, Inc.
investors@thevitacococompany.com

Non-GAAP Financial Measures

In addition to disclosing results determined in accordance with U.S. GAAP, the Company also discloses certain non-GAAP results of operations, including, but not limited to, Adjusted EBITDA, that include certain adjustments or exclude certain charges and gains that are described in the reconciliation table of U.S. GAAP to non-GAAP information provided at the end of this release. These non-GAAP measures are a key metric used by management and our board of directors to assess our financial performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance and because we believe it is useful for investors to see the measures that management uses to evaluate the Company. In addition, we believe the presentation of these measures is useful to investors for period-to-period comparisons of results as the items described below in the reconciliation tables do not reflect ongoing operating performance.

These measures are not in accordance with, or an alternative to, U.S. GAAP, and may be different from non-GAAP measures used by other companies. In addition, other companies, including companies in our industry, may calculate such measures differently, which reduces its usefulness as a comparative measure. Investors should not rely on any single financial measure when evaluating our business. This information should be considered as supplemental in nature and is not meant as a substitute for our operating results in accordance with U.S. GAAP. We recommend investors review the U.S. GAAP financial measures included in this earnings release. When viewed in conjunction with our U.S. GAAP results and the accompanying reconciliations, we believe these non-GAAP measures provide greater transparency and a more complete understanding of factors affecting our business than U.S. GAAP measures alone.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including but not limited to, statements regarding our future financial and operating performance, including our GAAP and non-GAAP guidance, our strategy, projected costs, prospects, expectations, plans, objectives of management, supply chain predictions, customer and supplier relationships and expected net sales and category share growth.

The forward-looking statements in this release are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company’s control. These factors include, but are not limited to, those discussed under the caption “Risk Factors” in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and our other filings with the U.S. Securities and Exchange Commission ("SEC") as such factors may be updated from time to time and which are accessible on the SEC’s website at www.sec.gov and the Investor Relations page of our website at https://investors.thevitacococompany.com. Any forward-looking statements contained in this press release speak only as of the date hereof and accordingly undue reliance should not be placed on such statements. We disclaim any obligation or undertaking to update or revise any forward-looking statements contained in this press release, whether as a result of new information, future events or otherwise, other than to the extent required by applicable law.

Website Disclosure

We intend to use our websites, vitacoco.com and investors.thevitacococompany.com, as a means for disclosing material non-public information and for complying with the SEC's Regulation FD and other disclosure obligations.

THE VITA COCO COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Amounts in thousands, except share data)

	September 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$94,885	$19,629
Accounts receivable, net of allowance of $2,849 at September 30, 2023, and $2,898 at December 31, 2022	79,577	43,350
Inventory	50,380	84,115
Supplier advances	1,525	1,534
Derivative assets	3,147	3,606
Asset held for sale	—	503
Prepaid expenses and other current assets	17,794	22,181
Total current assets	247,308	174,918
Property and equipment, net	2,225	2,076
Goodwill	7,791	7,791
Supplier advances	3,462	4,360
Deferred tax assets, net	4,251	4,256
Right-of-use assets, net	1,718	2,679
Other assets	1,724	1,677
Total assets	$268,479	$197,757
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	21,411	15,910
Accrued expenses and other current liabilities	51,242	38,342
Notes payable, current	15	23
Derivative liabilities	1,371	71
Total current liabilities	74,039	54,346
Notes payable, long-term	15	25
Other long-term liabilities	1,822	2,293
Total liabilities	75,876	56,664

Stockholders’ equity:
Common stock, $0.01 par value; 500,000,000 shares authorized; 62,962,205 and 62,225,250 shares issued at September 30, 2023 and December 31, 2022, respectively; 56,756,005 and 56,019,050 Shares Outstanding at September 30, 2023 and December 31, 2022, respectively.	629	622
Additional paid-in capital	158,244	145,210
Retained earnings	93,969	55,183
Accumulated other comprehensive loss	(1,311)	(994)
Treasury stock, 6,206,200 shares at cost as of September 30, 2023, and December 31, 2022.	(58,928)	(58,928)
Total stockholders’ equity attributable to The Vita Coco Company, Inc.	192,603	141,093
Total liabilities and stockholders’ equity	$268,479	$197,757

THE VITA COCO COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Amounts in thousands, except for share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net sales	$138,064	$124,043	$387,468	$335,796
Cost of goods sold	81,893	91,467	246,542	254,868
Gross profit	56,171	32,576	140,926	80,928
Operating expenses
Selling, general and administrative	32,649	23,960	89,855	73,018
Income (Loss) from operations	23,522	8,616	51,071	7,910
Other income (expense)
Unrealized gain/(loss) on derivative instruments	(3,959)	952	(1,758)	6,416
Foreign currency gain/(loss)	(1,211)	(364)	(430)	(508)
Interest income	824	20	1,105	30
Interest expense	(1)	(130)	(31)	(213)
Total other income (expense)	(4,347)	478	(1,114)	5,725
Income before income taxes	19,175	9,094	49,957	13,635
Income tax expense	(4,011)	(1,836)	(10,101)	(3,011)
Net income	$15,164	$7,258	$39,856	$10,624
Net income per common share
Basic	$0.27	$0.13	$0.71	$0.19
Diluted	$0.26	$0.13	$0.68	$0.19
Weighted-average number of common shares outstanding
Basic	56,493,757	55,785,622	56,290,195	55,658,946
Diluted	59,271,757	56,579,912	58,494,045	56,029,069

THE VITA COCO COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Amounts in thousands)

	Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities:
Net income	$39,856	$10,624
Adjustments required to reconcile net income to cash flows from operating activities:
Depreciation and amortization	503	1,442
(Gain)/loss on disposal of equipment	19	—
Bad debt expense	255	348
Unrealized (gain)/loss on derivative instruments	1,758	(6,416)
Stock-based compensation	7,126	5,657
Impairment loss on long-lived asset	363	619
Noncash lease expense	966	963
Changes in operating assets and liabilities:
Accounts receivable	(37,234)	(20,696)
Inventory	33,815	(255)
Prepaid expenses, net supplier advances, and other assets	5,215	(4,433)
Accounts payable, accrued expenses, and other liabilities	17,361	(6,034)
Net cash provided by (used in) operating activities	70,003	(18,181)
Cash flows from investing activities:
Cash paid for property and equipment	(533)	(907)
Proceeds from sale of property and equipment	5	—
Net cash used in investing activities	(528)	(907)
Cash flows from financing activities:
Proceeds from exercise of stock awards	5,915	2,675
Borrowings on credit facility	—	22,000
Repayments of borrowings on credit facility	—	(12,500)
Cash received (paid) on notes payable	(18)	(22)
Net cash provided by (used in) financing activities	5,897	12,153
Effects of exchange rate changes on cash and cash equivalents	212	(544)
Net increase/(decrease) in cash and cash equivalents	75,584	(7,479)
Cash and cash equivalents at beginning of the period	19,629	28,690
Cash, cash equivalents and restricted cash at end of the period (1)	$95,213	$21,211
1Includes $328 and $0 of restricted cash as of September 30, 2023 and 2022, respectively, that were included in other current assets.

RECONCILIATION FROM GAAP NET INCOME TO NON-GAAP ADJUSTED EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
(in thousands)
Net income	$15,164	$7,258	$39,856	$10,624
Depreciation and amortization	163	497	503	1,442
Interest income	(824)	(20)	(1,105)	(30)
Interest expense	1	130	31	213
Income tax expense	4,011	1,836	10,101	3,011
EBITDA	18,515	9,701	49,386	15,260
Stock-based compensation (a)	2,862	1,457	7,126	5,657
Unrealized (gain)/loss on derivative instruments (b)	3,959	(952)	1,758	(6,416)
Foreign currency (gain)/loss (b)	1,211	364	430	508
Secondary Offering Costs (c)	—	—	856	—
Other Adjustments (d)	329	1,240	329	1,240
Adjusted EBITDA	$26,876	$11,810	$59,885	$16,249
(a)Non-cash charges related to stock-based compensation, which vary from period to period depending on volume and vesting timing of awards. We adjusted for these charges to facilitate comparison from period to period.
(b)Unrealized gains or losses on derivative instruments and foreign currency gains or losses are not considered in our evaluation of our ongoing performance.
(c)Reflects other non-recurring expenses related to costs associated with the secondary offering in which Verlinvest Beverages SA sold shares of the Company in an underwritten public offering, which closed on May 26, 2023. The Company did not receive any proceeds from the sale of the shares.
(d)Reflects other charges primarily related to the impairment loss related to assets held for sale in both periods and other non-recurring expenses.

SUPPLEMENTAL INFORMATION

	NET SALES
	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2023	2022	2023	2022
Americas segment
Vita Coco Coconut Water	$89,683	$82,643	$253,825	$217,934
Private Label	28,257	24,786	77,366	68,413
Other	2,706	1,367	7,490	7,553
Subtotal	120,646	108,796	338,681	293,900
International segment
Vita Coco Coconut Water	11,350	10,637	33,628	30,110
Private Label	5,421	3,810	13,140	9,521
Other	647	800	2,019	2,265
Subtotal	17,418	15,247	48,787	41,896
Total net sales	$138,064	$124,043	$387,468	$335,796

	COST OF GOODS SOLD & GROSS PROFIT
	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2023	2022	2023	2022
Cost of goods sold
Americas segment	$70,437	$78,516	$214,214	$220,615
International segment	11,456	12,951	32,328	34,253
Total cost of goods sold	$81,893	$91,467	$246,542	$254,868
Gross profit
Americas segment	50,208	30,279	124,466	73,285
International segment	5,963	2,297	16,460	7,643
Total gross profit	$56,171	$32,576	$140,926	$80,928
Gross margin
Americas segment	41.6%	27.8%	36.8%	24.9%
International segment	34.2%	15.1%	33.7%	18.2%
Consolidated	40.7%	26.3%	36.4%	24.1%

SUPPLEMENTAL INFORMATION

	VOLUME (CE)
	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2023	2022	2023	2022
Americas segment
Vita Coco Coconut Water	9,234	8,670	26,511	23,269
Private Label	3,185	2,346	8,454	7,213
Other	265	200	714	1,092
Subtotal	12,684	11,216	35,679	31,574

International segment*
Vita Coco Coconut Water	1,504	1,581	4,665	4,412
Private Label	725	492	1,766	1,326
Other	10	13	46	38
Subtotal	2,239	2,086	6,477	5,776
Total volume (CE)	14,923	13,302	42,156	37,350
Note: A CE is a standard volume measure used by management which is defined as a case of 12 bottles of 330ml liquid beverages or the same liter volume of oil.
*International Other excludes minor volume that is treated as zero CE